EXHIBIT 99.1

                                [SIX FLAGS LOGO]

                    SIX FLAGS ANNOUNCES FIRST QUARTER RESULTS

      o     Revenues Increase 35% Reflecting Easter Holiday Shift

      o Total Revenue Per Capita Reaches Record $47.11 Driven by 13% Increase in Guest Spending Per Capita and Increased Sponsorship and International Licensing Fees

      o Revenue Growth Combined with Cost Efficiencies Improve Loss from Operations by 18%

New York, NY - May 8, 2008 - Six Flags, Inc. (NYSE: SIX) announced today its operating results for the first quarter ended March 31, 2008.

Commenting on the Company's first quarter performance, Mark Shapiro, President and Chief Executive Officer of Six Flags, Inc., said: "The improvement in our first quarter performance reflects the increasing demand for the high quality, close to home, value proposition Six Flags offers in this tightening economy. With a new attraction in every one of our theme parks, we are poised to deliver a memorable experience for the entire family this summer."

Total revenues of $68.2 million increased 35% over the prior-year quarter, while total attendance grew by 19% to over 1.4 million. Attendance was positively impacted by the timing of Easter, which shifted from the second quarter in 2007 to the first quarter in 2008. The first quarter historically represents up to 5% of the Company's annual attendance.

Revenues for the first quarter also reflected increases in per capita guest spending, which grew $4.52 to $38.95, a 13% increase over the per capita guest spending of $34.44 for the first quarter of 2007. Guest spending increases were across the board, reflecting higher admissions, food and beverage, rentals, retail, games, parking and other revenues.

Revenue growth was also driven by sponsorship, licensing and other fees, which increased $3.4 million over the prior-year period to $11.4 million for the first quarter. This growth, combined with the increased guest spending, resulted in a 13% increase in total revenue per capita to $47.11 in the current quarter from $41.51 in the first quarter of 2007.

The Company's net loss from continuing operations improved 7% or $11.3 million to $149.9 million from $161.2 million in the prior-year quarter. The reduced loss reflects increased revenues and the planned reduction of current-year operating expenses, partially offset by reduced minority interest in losses due to the Company's purchase of its partner's interest in Six Flags Discovery Kingdom in July of last year. Adjusted EBITDA for the quarter improved $15.0 million to a loss of $53.9 million versus the prior-year quarter loss of $68.9 million.(1)

Mr. Shapiro further stated: "Our strategy is taking hold -- a better guest experience is triggering a higher in-park spend; our high-margin sponsorship and licensing business is healthy, and our cost efficiency strategy is real."

As of March 31, 2008, the Company had $12.7 million in unrestricted cash and $131 million available (after reduction for outstanding letters of credit of approximately $29 million) on its $275 million revolving credit facility.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 21 parks across the United States, Mexico and Canada. Founded in 1961, Six Flags has provided world class entertainment for millions of families with cutting edge, record-shattering roller coasters and appointment programming with events like the popular Thursday and Sunday Night Concert Series. Now 47 years strong, Six Flags is recognized as the preeminent thrill innovator while reaching to all demographics - families, teens, tweens and thrill seekers alike - with themed attractions based on the Looney Tunes characters, the Justice League of America, skateboarding legend Tony Hawk, The Wiggles and Thomas the Tank Engine. Six Flags, Inc. is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2007, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                      # # #

Media Contact: Sandra Daniels - (212) 652-9360 Investor Relations: William Schmitt - (203) 682-8200

----------
(1) See the following tables and Note 2 to those tables for a discussion of Adjusted EBITDA and its reconciliation to net loss.

                                 Six Flags, Inc.
                   Three Months Ended March 31, 2008 and 2007
                    (In Thousands, Except Per Share Amounts)

Statement of Operations (1)              Three Months Ended
                                              March 31,
                                       ----------------------
                                         2008         2007
                                       ---------    ---------
Revenue                                $  68,224    $  50,660

Costs and expenses (excluding
 depreciation, amortization,
 stock-based compensation
 and loss on fixed assets)               122,661      128,583
Depreciation                              34,147       33,633
Amortization                                 280          250
Stock-based compensation                   3,592        2,450
Loss on fixed assets                       4,654        4,335
                                       ---------    ---------
Loss from operations                     (97,110)    (118,591)
                                       ---------    ---------
Interest expense (net)                    46,452       51,870
Minority interest in earnings               (596)      (9,973)
Equity in operations of partnerships       1,916          297
Other expense                              3,301          105
                                       ---------    ---------
Loss from continuing operations
 before income taxes                    (148,183)    (160,890)
Income tax expense                        (1,721)        (315)
                                       ---------    ---------
Loss from continuing operations
 before discontinued operations         (149,904)    (161,205)

Discontinued operations                       --       (9,356)
                                       ---------    ---------
Net loss                               $(149,904)   $(170,561)
                                       =========    =========
Net loss applicable to
  common stock                         $(155,397)   $(176,054)
                                       =========    =========
Per share - basic and diluted:
     Loss from continuing operations   $   (1.62)   $   (1.76)
     Discontinued operations           $      --    $   (0.10)
                                       ---------    ---------
Net loss                               $   (1.62)   $   (1.86)
                                       =========    =========

                               Balance Sheet Data
                                 (In Thousands)

Balance Sheet Data                  March 31, 2008    December 31, 2007
---------------------------------   --------------    -----------------
Cash and cash equivalents
  (excluding restricted cash)       $       12,661    $          28,388
Total assets                             2,942,948            2,945,319

Current portion of long-term debt          132,497               18,715
Long-term debt (excluding current
  portion)                               2,236,763            2,239,073

Redeemable minority interests              414,753              415,350
Mandatory redeemable preferred
  stock                                    285,905              285,623

Total stockholders' deficit               (410,579)            (252,620)

                                         Three Months Ended
                                              March 31,
                                       ----------------------
Other Data:                              2008         2007
                                       ---------    ---------
Adjusted EBITDA (2)                    $ (53,897)   $ (68,850)
Weighted average shares
  outstanding - basic and diluted         95,692       94,631
Net cash used in
  operating activities                 $ (89,546)   $ (99,360)

The following table sets forth a reconciliation of net loss to Adjusted EBITDA for the periods shown (in thousands):

                                         Three Months Ended
                                              March 31,
                                       ----------------------
                                         2008         2007
                                       ---------    ---------
Net loss                               $(149,904)   $(170,561)
Discontinued operations                       --        9,356
Income tax expense                         1,721          315
Other expense                              3,301          105
Equity in operations of partnerships       1,916          297
Minority interest in earnings               (596)      (9,973)
Interest expense (net)                    46,452       51,870
Loss on fixed assets                       4,654        4,335
Amortization                                 280          250
Depreciation                              34,147       33,633
Stock-based compensation                   3,592        2,450
Third party interest in EBITDA
  of certain operations (3)                  540        9,073
                                       ---------    ---------
Adjusted EBITDA                        $ (53,897)   $ (68,850)
                                       =========    =========

                                      NOTES

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2) Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, gain (loss) on disposal of assets minus interests of third parties in EBITDA of the four parks, plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned. The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that Adjusted EBITDA is used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income
      (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(3) Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, which we purchased in July 2007), plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned.